Schedule 13G                                                         Page 1 of 7

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SEC 1745   Potential persons who are to respond to the collection of information
(6-00) contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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                                                       -------------------------
                    UNITED STATES                             OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION            -------------------------
               Washington, D.C. 20549                  OMB Number:     3235-0145
                                                       -------------------------
                   SCHEDULE 13G                        Expires: October 31, 2002
                                                       -------------------------
     Under the Securities Exchange Act of 1934         Estimated average burden
           (Amendment No. ___________)*                hours per response.. 14.7
                                                       -------------------------



                               MCG Capital corp.
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                  58047P 10 7
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                                 (CUSIP Number)

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [X] Rule 13d-1(b)
 [ ] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G                                                         Page 2 of 7


 CUSIP No.  58047P 10 7
           ----------------------------

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    1.   Names of Reporting Persons. I.R.S. Identification Nos. of above persons
         (entities only).

         (a) U.S. Trust Corporation*                                 #13-2927955
         -----------------------------------------------------------------------

         (b) United States Trust Company of New York                 #13-5459866
         -----------------------------------------------------------------------

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    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [ ]
                  --------------------------------------------------------------
         (b)  [ ]
                  --------------------------------------------------------------

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    3.   SEC Use Only
                      ----------------------------------------------------------

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    4.   Citizenship or Place of Organization                U.S.
                                              ----------------------------------

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                 5.  Sole Voting Power
    Number
    Shares       ---------------------------------------------------------------
    Beneficially 6.  Shared Voting Power             1,862,970
    Owned by                             ---------------------------------------
    Each         ---------------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person                                  ------------------------------------

                 ---------------------------------------------------------------

                 8.  Shared Dispositive Power          See 6
                                              ----------------------------------

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    9.   Aggregate Amount Beneficially Owned by Each Reporting Person   See 6
                                                                      ----------

--------------------------------------------------------------------------------

   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

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    11.  Percent of Class Represented by Amount in Row (9)         5.96
                                                           ---------------------

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    12.  Type of Reporting Person (See Instructions)
         #1 (a) HC
         -----------------------------------------------------------------------
            (b) BK
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

    *- U.S. Trust Corporation is a wholly-owned direct subsidiary of The Charles
       Schwab Corporation. Each entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other any information and/or power with respect to either the voting and/or disposition of the securities reported by each.

Schedule 13G                                                         Page 5 of 7

ITEM 1.

         (a)  Name of Issuer     MCG Capital Corp

         (b)  Address of Issuer's Principal Executive Offices
                         1100 Wilson Blvd.
                         Arlington, VA 22209

ITEM 2.

         (a)  Name of Person Filing
                         SEE p. 2, #1

         (b)  Address of Principal Business Office or, if none, Residence
                         114 W. 47 St., NY 10036

         (c)  Citizenship     U.S.

         (d)  Title of Class of Securities     Common

         (e)  CUSIP Number     58047P 10 7

ITEM 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
         (b)  [X]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).
         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g) [X] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
         (h)  [ ]  A savings associations as defined in section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:  1,862,970
                                       ------------
         (b) Percent of class:  5.96
                              -------
         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote
                                                            ---------

             (ii)  Shared power to vote or to direct the vote  See (a)
                                                              ---------

             (iii) Sole power to dispose or to direct the disposition of
                                                                         -------

             (iv)  Shared power to dispose or to direct the disposition of
                                                                         See (a)
                                                                         -------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sec. 240.13d3(d)(1).

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 11, 2003
                                         ---------------------------------------
                                                          Date

                                                  /s/ Joseph A. Tricarico
                                         ---------------------------------------
                                                       Signature

                                          Authorized Agent/Vice President and
                                                     Trust Counsel
                                         ---------------------------------------
                                                       Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)